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                       [Neptune Society, Inc. Letterhead]



                                                              November 22, 2000



VIA EDGAR AND FACSIMILE
(202) 942-9635

Securities and Exchange Commission
The Judiciary Plaza
450 Fifth Street, N.W.
Washington D.C.  20549

Attention:    Karen J. Garnett and Owen Pinkerton


         Re:  The Neptune Society, Inc.
              Form 10 Filed on October 4, 2000
              SEC File No. 000-30480
              Withdrawal Request

Ladies and Gentlemen:

     The Neptune Society, Inc. hereby requests withdrawal of its registration statement on Form 10 (SEC File No. 000-30480) filed with the Securities and Exchange Commission on October 4, 2000.



Very truly yours,

The Neptune Society, Inc.


By /s/ Marco Markin
   ------------------------------------------
   Marco Markin
   Chief Executive Officer




cc:  Kenneth Sam, Dorsey & Whitney LLP


                  3500 W. Olive, Suite 1430, Burbank, CA 91505 tel 818 953 9995 tf 888 637 8863 fax 818 953 9844 www.neptunesociety.com